Exhibit 23.4

[Westward Environmental, Inc. Letterhead]

March 21, 2014

Emerge Energy Services LP
180 State Street, Suite 225
Southlake, TX 76092

Ladies and Gentlemen:

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Annual Report on Form 10-K of Emerge Energy Services LP for the year ended December 31, 2013 (the "Form 10-K") and any amendments thereto. We hereby further consent to the use in such Form 10-K, and any amendments thereto, of information contained in our reports setting forth the estimates of reserves of Superior Silica Sands LLC as of December 31, 2013.

Respectfully submitted, WESTWARD ENVIRONMENTAL, INC.
/s/ Tommy Matthews, PG 5321
Tommy Matthews, PG, REM President TX License No. 5321 Firm No. 50112